Exhibit 5.1

919 Third Avenue New York, NY 10022 Tel 212 909 6000 Fax 212 909 6836 www.debevoise.com
November 13, 2009
Tower Group, Inc.
120 Broadway, 31st Floor
New York, New York 10271
Attn: Elliot Orol, Esq.
Re: Tower Group, Inc. Registration Statement on Form S-8
Ladies and Gentlemen:
     We have acted as counsel to Tower Group, Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company with the Securities and Exchange Commission of a Registration Statement on Form S-8 (the “Registration Statement”) pursuant to the Securities Act of 1933, as amended, (the “Securities Act”) relating to up to 293,335 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), 201,058 of which shares may be issued pursuant to the Tower Group, Inc. 2004 Stock Option Plan of Specialty Underwriters’ Inc. and 92,277 of which shares may be issued pursuant to the Tower Group, Inc. 2007 Stock Incentive Plan of Specialty Underwriters’ Inc.
     We have examined the originals, or copies certified or otherwise identified to our satisfaction, of the Plans and such other corporate records, documents, certificates or other instruments as in our judgment are necessary or appropriate to enable us to render the opinion set forth below. In rendering such opinion, we have assumed that grants of Shares pursuant to the Plans will be made only for past services to the Company having an aggregate value not less than the aggregate par value of the Shares so granted.
     Based on the foregoing, we are of the opinion that authorized but not previously issued Shares which may be issued under the Plans have been duly authorized and when issued in accordance with the terms of the Plans and grants made pursuant to the Plans will be validly issued, fully paid and non-assessable under the laws of the State of Delaware.
New York • Washington, D.C. • London • Paris • Frankfurt • Moscow • Hong Kong • Shanghai

     We hereby consent to the filing of this opinion as an exhibit to the Company’s Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.
     Very truly yours,
     /s/ Debevoise & Plimpton LLP